U.S.B. HOLDING CO., INC.

100 DUTCH HILL ROAD, ORANGEBURG, N.Y. 10962 – (845) 365-4600

Steven T. Sabatini

Senior Executive Vice President

Chief Financial Officer

April 18, 2005

Mr. Thomas E. Hales

Chairman, President & CEO

U.S.B. Holding Co., Inc.

Union State Bank

100 Dutch Hill Road

Orangeburg, N.Y. 10962

Dear Mr. Hales:

This letter confirms my advices to you of my decision to retire as Senior Executive Vice President, Chief Financial Officer and Assistant Secretary of U.S.B. Holding Co., Inc. (the "Company") and Union State Bank (the "Bank"), and from all other positions which I hold with any subsidiaries or affiliates of the Bank or the Company or by virtue of my positions as an executive officer of the Bank and the Company effective as of the close of business on January 6, 2006. As you know, I have also notified the Nominating/Corporate Governance Committee of the Company of my intention not to stand for re-election on the Company Board of Directors at the May 25, 2005 Stockholders’ Meeting.

To assure an orderly transition of responsibilities to my successor, we have discussed and agreed to the following transition arrangements:

1.              My employment by the Company and the Bank will continue through the close of business on January 6, 2006 (the "Effective Time"), at which time my employment will terminate without notice or other action by any of us. Through the Effective Time, I will continue to serve as Senior Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company and the Bank and, in addition, will work with the Company and the Bank at their request to recruit a successor and facilitate an orderly transition.

2.              The Employment Agreement among me, the Company and the Bank dated July 28, 2004 (the "Agreement") shall terminate immediately, and neither the Company or the Bank nor I will have any further obligations under such Agreement, subject to the Company’s and the Bank’s written agreement to the terms and conditions set forth below.

3.              In consideration of the termination of the Agreement, the following terms and conditions shall apply:

(a)         from the date of this letter through the Effective Time, I shall be entitled to continue to receive the cash salary and bonus currently provided for under Section 4 of the Agreement;

(b)         from the date of this letter through the Effective Time, the Company and the Bank will maintain and pay the premiums for the life insurance policy described in Section 5 of the Agreement, and, if I become disabled prior to the Effective Time, the Company and the Bank will provide me with the disability compensation described in Section 5 of the Agreement from the date of such disability through the Effective Time;

(c)         from the date of this letter through the Effective Time, I shall continue to be treated as an employee of the Company and the Bank and shall be entitled to participate in and receive benefits under the employee benefit plans and programs described in Section 6 of the Agreement (other than grants of stock options);

(d)         from the date of this letter through the Effective Time, and for a period of six (6) years after the Effective Time, the Company and the Bank shall provide me with the insurance coverage and indemnification described in Section 7 of the Agreement;

(e)         from the date of this letter through the Effective Time, I shall be entitled to the vacation time that I would have been entitled to if Section 10 of the Agreement were in effect during such period; and

(f)         from the date of this letter through the Effective Time, I will abide by the confidentiality provisions set forth in Section 15 of the Agreement.

4.              I hereby waive any contractual right that I may have, under the Agreement or otherwise, to receive additional grants of stock options under any stock option plan, program or arrangement of the Company. However, such waiver will not effect the terms and conditions of any of my existing options, which will continue to be governed by the terms and conditions of the plans under which they were granted.

5.              The foregoing provisions of this letter will inure to the benefit of and be binding upon me, my legal representatives and my testate or intestate distributes, and the Company and the Bank and their successors and assigns. No waiver of any provision of this letter shall be binding unless in writing and signed by me, the Company and the Bank.

If the foregoing provisions are acceptable to the Company and the Bank, please sign where indicated on the following page to indicate your agreement to and acceptance of the foregoing,

whereupon this letter agreement shall become a binding agreement among me, the Company and the Bank.

My eleven years with the Company and Bank have been both challenging and rewarding, and I am glad I have been able to contribute to its success. I also want to let you know that I appreciate the opportunity to have been part of the USB family.

After 32 years of working in a very challenging profession and industry, I would like to, upon retirement from the Company and Bank, seek other endeavors, including my continuing involvement with not-for-profit organizations, exploring other business ventures, and spending more time with family.

As I mentioned to you, if you need my assistance in any way after I leave the Company, I would be glad to help on a consulting basis. I am committed to giving 100 percent of my effort until I retire, and also to ensure an effective transition.

Again, thank you for your understanding and the opportunity.

Very truly yours,

/s/ Steven T. Sabatini

Steven T. Sabatini

Accepted and Agreed to as of the date first written above:

U.S.B. HOLDING CO., INC.

By:	/s/ Thomas. E. Hales
Mr. Thomas E. Hales
Chairman, President & CEO

Accepted and Agreed to as of the date first written above:

UNION STATE BANK

By:	/s/ Thomas. E. Hales
Mr. Thomas E. Hales
Chairman, President & CEO

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